Exhibit 99.1

                      BAKER SETTLES LAWSUIT WITH A&L, INC.

PITTSBURGH, March 14 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex:
BKR) announced today that it has reached a settlement in the previously disclosed lawsuit filed against the Company by A&L, Inc., in which A&L alleged misrepresentation and breach of warranty in connection with the sale by Baker of certain assets of its heavy and highway construction business to A&L in year 2000.

(Logo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO)

Under the terms of the settlement, Baker will pay A&L $625,000, and forgive receivables amounting to $850,000, of which $600,000 had been previously reserved. The total financial impact of the settlement is equal to six to seven cents per share, which will be reflected in the preliminary and unaudited 2005 results that the Company expects to report by the end of March.

Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

SOURCE  Michael Baker Corporation
    -0-                             03/14/2006
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
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    /Web site:  http://www.mbakercorp.com/
    (BKR)